Directors                                                           Exhibit 99-1

Class III Directors Whose Terms Expire In 1999

Alison P. Casarett (68) Dean Emeritus, Cornell University, Ithaca, NY. Director of Energy East, Albany, NY. Director since 1979.

Joseph J. Castiglia (64) Former Vice Chairman, President and Chief Executive Officer of Pratt & Lambert United, Inc., Buffalo, NY. Business Consultant and Private Investor, JBC Enterprises, East Aurora, NY. Director of Energy East, Albany, NY and Vision Group of Funds and Vision Fiduciary Funds, Inc., Buffalo, NY. Director since 1995.

Everett A. Gilmour (77) Chairman of the Board, The National Bank and Trust Company of Norwich, Norwich, NY and N.B.T. Bancorp, Inc., Norwich, NY. Director of Energy East, Albany, NY and Delaware Otsego Corporation, Cooperstown, NY. Director since 1980. Retiring on April 23, 1999.

John M. Keeler (65) Of Counsel, Hinman, Howard & Kattell, Binghamton, NY; attorneys at law. Director of Energy East, Albany, NY. Director since 1989.

Alton G. Marshall (77) President of Alton G. Marshall Associates, Inc., New York, NY, a real estate investment corporation. Director of Energy East, Albany, NY. Director since 1971. Retiring on April 23, 1999.


Class I Directors Whose Terms Expire In 2000

Richard Aurelio (70) Former President of Time Warner Cable Group, NYC, and NY1 News and Senior Advisor to the Chairman and CEO of Time Warner, Inc., New York, NY. Director of Energy East, Albany, NY. Director since 1997.

Lois B. DeFleur (62) President of the State University of New York at Binghamton, Binghamton, NY. Director of Energy East, Albany, NY. Director since 1995.

Walter G. Rich (53) Chairman, President, Chief Executive Officer and a Director of Delaware Otsego Corporation, Cooperstown, NY. Director of Energy East, Albany, NY. Director since 1997.

Wesley W. von Schack (54) Chairman, President and Chief Executive Officer of the company, Ithaca, NY. Director of: Energy East, Albany, NY; Mellon Bank Corporation and Mellon Bank, N.A., Pittsburgh, PA; and RTI International Metals, Inc., Niles, OH. Mr. von Schack was Chairman, President and Chief Executive Officer of DQE, Inc. and Duquesne Light Company prior to August 1996. Director since September 1996.


Class II Directors Whose Terms Expire In 2001

James A. Carrigg (65) Former Chairman, President and Chief Executive Officer of the company, Ithaca, NY. Director of Energy East, Albany, NY. Director since 1983.

Paul L. Gioia (56) Of Counsel, LeBoeuf, Lamb, Greene & MacRae, Albany, NY; attorneys at law. Director of Energy East, Albany, NY and Berkshire Gas Company, Pittsfield, MA. Director since 1991.

Ben E. Lynch (61) President of Winchester Optical Company, Elmira, NY. Director of Energy East, Albany, NY. Director since 1987.


Section 16(a) Beneficial Ownership Reporting Compliance
      We believe that during 1998 all filing requirements under Section 16
(a) of the Securities Exchange Act of 1934 were satisfied by our directors and executive officers.


Executive compensation

     The following sets forth certain information relating to cash and noncash compensation for each of the last three fiscal years for Messrs. Putman and Rafferty, who are the company's fourth and fifth highest compensated executive officers after Messrs. von Schack, German and Jasinski, the company's chief executive officer and the next two highest compensated executive officers. Exhibit 99-2, filed herewith and incorporated herein by reference, contains certain information from Energy East's Proxy Statement dated March 3, 1999, relating to cash and noncash compensation and benefits relating to employment, termination and change in control arrangements for Messrs. von Schack, German and Jasinski, and certain information relating to our directors. The following also sets forth certain information relating to benefits and to employment, termination and change in control arrangements for Messrs. Putman and Rafferty.

                        Summary Compensation Table



                                                    Long-Term
                                                   Compensation
                                                      Awards
Name and                         Annual Compensation Options/       All Other
Principal Position     Year      Salary    Bonus      SARs (#)  Compensation (1)

Gerald E. Putman       1998     $201,800  $83,142      25,000         $2,860
Senior Vice President  1997      201,800   31,784      21,708          4,235
                       1996      199,850   45,504         -            2,610

Sherwood J. Rafferty   1998      198,000   67,320      25,000          2,500
Senior Vice President  1997      198,000   18,942      25,000          3,875
and Chief Financial    1996      174,414   41,998         -            2,145
Officer






          Long-Term Incentive Plan Awards(2) in Last Fiscal Year (1998)

                               Performance
                                 or Other     Estimated Future Payout Under
                   Number of   Period Until    Non-Stock Price-Based Plans
                  Performance   Maturation   Threshold     Target      Maximum
Name                 Shares     or  Payout   Shares(#)   Shares(#)    Shares(#)
Gerald E. Putman      1,753    1998-2000        438       1,753        2,630
Sherwood J. Rafferty  1,753    1998-2000        438       1,753        2,630







                  Options/SAR Grants in Last Fiscal Year (1998)

                                   Individual Grants
                                 Percentage
                                  of Total
                      Number of  Options/SARs
                      Securities Granted to                           Grant
                      Underlying  Employees   Exercise                 Date
                     Options/SARs In Fiscal    or Base   Expiration  Present
Name                  Granted(#)(3) Year     Price($/Sh)    Date     Value(4)
Gerald E. Putman        25,000      4.54%      35.8750    2/05/08    133,750
Sherwood J. Rafferty    25,000      4.54%      35.8750    2/05/08    133,750



__________
(1) In 1998, we contributed $2,500 each for Messrs. Putman and Rafferty under the Tax Deferred Savings Plan and $360 for Mr. Putman under the Employees' Stock Purchase Plan.

(2) A detailed description of the Long-Term Executive Incentive Share Plan is contained in Exhibit 99-2, filed herewith and incorporated herein by reference.

(3) A detailed description of the 1997 Stock Option Plan is contained in Exhibit 99-2, filed herewith and incorporated herein by reference.

(4) Based on the Black-Scholes option pricing model. In determining the "Grant Date Present Value," the following common assumptions were used: stock price volatility, 21.34%; risk-free interest rate, 5.82%; and an expected term before exercise of 10 years.

        Aggregated Option/SAR Exercises in Last Fiscal Year (1998) and Fiscal Year-end Option/SAR Values


                                                        Number of Shares
                                                    Underlying Unexercised
                         Shares                         Options/SARs at
                       Acquired on    Value            Fiscal Year-End(#)
Name                   Exercise(#)  Realized(1)    Exercisable Unexercisable
Gerald E. Putman          2,445       $71,381          1,708         25,000
Sherwood J. Rafferty        -             -              -           25,000


                              Value of Unexercised
                          In the Money Options/SARs at
                                Fiscal Year-End(2)
Name                        Exercisable Unexercisable
Gerald E. Putman                $38,208      $515,625
Sherwood J. Rafferty                -         515,625



_______________
(1) The "Value Realized" is equal to the difference between the Option exercise price and the closing price of a share of Energy
East Common Stock on the NYSE on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options/SARs at Fiscal
Year-End" is equal to the difference between the Option exercise price and the closing price of $56.50 a share of Energy East Common Stock on the NYSE on December 31, 1998.






                               Pension Plan

A detailed description of benefits under the Retirement Benefit Plan and the Supplemental Executive Retirement Plan is contained in
Exhibit 99-2, filed herewith and incorporated herein by reference. Messrs. Putman and Rafferty have 28 and 18 credited years of service, respectively, under the Retirement Benefit Plan and SERP.

Employment, Change In Control and Other Arrangements

A detailed description of employment, change in control and other arrangements is contained in Exhibit 99-2, filed herewith and incorporated herein by reference. Messrs. Putman and Rafferty each have a severance agreement in order to provide for certain payments if, generally, within two years following a change in control of Energy East, the individual's employment is terminated either by us without cause or by the individual for good reason. The severance agreements have terms ending on December 31, 2000 with automatic one-year extensions unless either party to an agreement gives notice that the agreement is not to be extended. The agreements were unanimously approved by the Board of Directors. The benefits consist of a lump-sum severance payment equal to two and one-half times the sum of (i) the individual's then-annual base salary, and (ii) any award under the Annual Executive Incentive Plan with respect to the year immediately preceding the year in which the termination occurs. In the event of such termination, the individual's life, disability, accident and health insurance benefits will continue for a period of 30 months and the individual will receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP with respect to the year in which the termination occurs, provided, however, that there shall be no duplication of payments made pursuant to the agreement and the AEIP. Also, in the event of such termination, the individual will be given additional age and service credit under the SERP. In the event that any payments made on account of a change in control of Energy East, whether under the agreement or otherwise, would subject the individual to federal excise tax or interest or penalties with respect to such federal excise tax, the individual will be entitled to be made whole for the payment of any such taxes, interest or penalties.

Security ownership of management

       The following table indicates the number of shares of equity securities of Energy East, and Energy East Common Stock equivalent units beneficially owned as of February 12, 1999 by Messrs. Putman and Rafferty, and by the 21 current directors and executive officers as a group and the percent of the outstanding securities so owned.

       Exhibit 99-2, filed herewith and incorporated herein by reference, contains information from Energy East's Proxy Statement dated March 3, 1999, relating to beneficial ownership of such securities by the current directors and Messrs. von Schack, German and Jasinski as of February 12, 1999.





                                                   Total Energy East
                                                     Common Stock
                   Energy East                      and Energy East
                   Common Stock   Energy East            Common
                   Beneficially   Common Stock            Stock        Percent
Name                 Owned(1)   Equivalent Units(2)  Equivalent Units  of Class
Gerald E. Putman     17,267          8,551               25,818          (4)
Sherwood J. Rafferty 15,816          8,504               24,320          (4)
21 current directors
 and executive officers
 as a group         299,860(3)     141,991              441,851          (4)




___________
(1) Includes shares of Energy East Common Stock which may be acquired through the exercise of stock options which are exercisable currently. The number of shares which may be acquired and by whom are as follows: Mr. Putman, 10,041; Mr. Rafferty, 8,333; and all executive officers as a group, 214,570.
(2) Includes Energy East Common Stock equivalent units granted under the Long-term Executive Incentive Share Plan and the Director Share Plan for non-employee directors for which the director, nominee or executive officer does not have voting rights.
(3) Includes 1,398 shares of Energy East Common Stock held by an officer as nominee for the Employees Stock Purchase Plan.
(4)  Less than 1% of the outstanding Energy East Common Stock.